Exhibit 10.7

November 3, 2008

RAJKUMAR JALAN

prjalan@yahoo.com

DELIVERED BY HAND OR EMAIL

Dear Raj:

I am pleased to confirm the offer for you to join Al 0 Networks, Inc., a California corporation (the “Company”), as its CTO at our San Jose headquarters. This is a full-time permanent position. You will be reporting to Lee Chen, the Company’s President and CEO.

Your starting salary will be at a rate of $150,000 per year, payable in accordance with the company’s payroll schedule.

You will also be granted options or the opportunity to purchase 150,000 shares of the Company’s Common Stock, subject to the terms and conditions of the Company’s 2008 Stock Plan. Generally speaking, those terms will include, in your case, among other things, vesting as to 1/4 of the shares after 1 year of employment, and an additional 1/48th of the shares at the end of each additional month thereafter.

You will be entitled to receive the Company’s employee benefits made available to other employees at your level to the full extent of your eligibility, once such benefits are established.

Your employment will be subject to your execution of the Company’s standard form of Employee Agreement (relating to non-disclosure of confidential information and assignment of inventions to the Company), a copy of which is available upon request.

If this offer meets your approval, please confirm your acceptance by signing a copy of this letter below and confirming your first date of employment. This offer is valid for five (5) business days following your receipt of this letter; and assumes a proposed start date not later than November 16, 2008. The terms and conditions of this offer letter supersede any prior written or oral communications to you concerning employment at the Company.

RAJKUMAR JALAN

November 3, 2008

I look forward to a favorable reply and to welcoming you to A10 Networks, Inc.

Sincerely,

/s/ Lee Chen
Lee Chen
President and CEO

Acknowledged and accepted:

/s/ Rajkumar Jalan
RAJKUMAR JALAN

Date:	11-16-2008

Start Date:	11-16-2008